Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 25, 2009, in Post—Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-126325) and related Prospectus of J.B. Hunt Transport Services, Inc. for the registration of 3,977,083 shares of its common stock.

/s/ Ernst & Young LLP

Rogers, Arkansas

February 25, 2009